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                                                                      Exhibit 5
                     [Thompson Hine & Flory LLP letterhead]

                                                                   April 6, 1998


Oglebay Norton Holding Company
c/o Oglebay Norton Company
1100 Superior Avenue, 20th Floor
Cleveland, Ohio 44114-2598


Re:   Oglebay Norton Holding Company Registration Statement on Form S-4


Ladies and Gentlemen:


      Oglebay Norton Holding Company, an Ohio corporation (the "Holding Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Form S-4 Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 7,303,332 Common Shares, par value $1.00 per share, to be issued to the stockholders of Oglebay Norton Company, a Delaware corporation (the "Company"), in connection with the reorganization of the Company as a second-tier wholly-owned subsidiary of the Holding Company.

      Item 601 of Regulation S-K and the instructions to Form S-4 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to the Form S-4 Registration Statement. This opinion is provided in satisfaction of that requirement.

      We have examined such records and documents and obtained such other information as we have deemed advisable in order to render this opinion. As a result of the forgoing, we are of the opinion that:

      (1) The Holding Company is a corporation validly organized and existing and in good standing under the laws of the State of Ohio;

      (2) On the effective date of the merger of the Company with and into Oglebay Norton Merger Company, the Holding Company will be authorized to issue 5,000,000 Preferred Shares and, if Proposal II is approved, 30,000,000 Common Shares; and

      (3) When issued, the Common Shares which are the subject of the Form S-4 Registration Statement will be legally issued, fully paid and non-assessable.

      We hereby consent to the use and filing of this opinion in connection with the Form S-4 Registration Statement.


Very truly yours,

/s/ THOMPSON HINE & FLORY LLP

Thompson Hine & Flory LLP